Exhibit 99.1

Regency Energy Partners Announces Gathering System Expansion in South Texas

Company Also Plans to Expand Tilden Treating Facility in Eagle Ford Shale

DALLAS, June 2, 2011 – Regency Energy Partners LP (Nasdaq: RGNC) (“Regency”), today announced that it has entered into agreements to provide gas and condensate gathering services for a producer in the Eagle Ford Shale. Regency has agreed to construct facilities to perform these services, including a wellhead gathering system, at an expected cost to Regency of approximately $450 million (the “EF Expansion”). The EF Expansion will be owned and operated by Regency and will tie into Regency’s existing gathering system. In addition, Regency has purchased certain existing midstream assets located in the Eagle Ford Shale that will be owned and operated by Regency as part of the EF Expansion.

Upon completion, Regency’s entire south Texas system will be capable of gathering, compressing, treating and transporting up to 1 Bcf/d of natural gas and 26,500 Bbls/d of condensate to downstream outlets.

When fully developed, the EF Expansion will include:
•	the construction of a 400-mile wellhead gathering system on 150,000 acres of dedicated acreage in Webb, Dimmit and LaSalle counties in south Texas;
•	the installation of 125,000 horsepower of compression; and
•	the construction of four gas and condensate export terminals.

“The EF Expansion significantly broadens our south Texas gathering platform in the Eagle Ford Shale and positions Regency to offer similar services to other key producers in this prolific shale play,” said Keith Crawford, regional vice president of Regency. “The EF Expansion is fully contracted and underwritten by long-term, fee-based contracts with minimum volume commitments. In addition, the midstream assets purchased will provide immediate cash flow.”

Capital expenditures related to the EF Expansion are expected to be incurred primarily over the next three years and will initially be funded under Regency’s revolving credit facility. The EF Expansion is scheduled for completion by 2014.

Regency also announced today an expansion of its Tilden Treating Facility (the “Tilden Expansion”) to meet increasing producer demand in the Eagle Ford Shale. Upon completion, the Tilden Expansion will provide an incremental 20 MMcf/d of treating capacity to the facility, which is strategically located in McMullen County, Texas, an area experiencing higher sour gas volumes associated with increasing Eagle Ford Shale production.

The Tilden Expansion is supported by long-term, fee-based volume commitments. In addition, the Tilden Expansion allows Regency to utilize available capacity within its acid gas injection well and positions Regency for additional opportunities to further increase its treating and acid gas injection capabilities.

The capital expenditures related to the Tilden Expansion are included in Regency's previously-disclosed 2011 organic growth capital budget of $253 million. The Tilden Expansion is expected to be completed in the fourth quarter of 2011.

This release contains “forward-looking” statements, which are any statements that do not relate strictly to historical facts.  The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “will” or similar expressions help identify forward-looking statements.  Forward-looking statements are subject to a variety of risks, uncertainties and assumptions, which include, but are not limited to, the risks, uncertainties and assumptions enumerated in our Forms 10-Q and 10-K as filed with the Securities and Exchange Commission.  Although we believe our forward-looking statements are based on reasonable assumptions, current expectations and projections about future events, we cannot give assurances that such assumptions, expectations and projections will prove to be correct.  Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.  We undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating,  transportation, fractionation and storage of natural gas and natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP website at www.regencyenergy.com.

CONTACT:

Investor Relations:	Media Relations:
Lyndsay Hannah	Elizabeth Cornelius
Regency Energy Partners	HCK2 Partners
Manager, Finance & Investor Relations	972-716-0500 x26
214-840-5477	elizabeth.cornelius@hck2.com
ir@regencygas.com